Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement and related Prospectus on Form S-3 of our report dated March 6, 2025, with respect to the consolidated financial statements of Sunrise Realty Trust, Inc. as of December 31, 2024 and 2023, and for the year ended December 31, 2024 and for the period from August 28, 2023 (date of formation) to December 31, 2023, which report is included in the Annual Report on Form 10-K of Sunrise Realty Trust, Inc for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

We also consent to the reference to our firm under the caption “Experts”.

/s/ CohnReznick LLP

Baltimore, Maryland

August 1, 2025